April 30, 2026

For release:    Immediately
Refer to:    Ashley Hennessey; gentry_ashley_jo@lilly.com; (317) 416-4363 (Media)
Mike Czapar; czapar_michael_c@lilly.com; (317) 617-0983 (Investors)

Lilly reports first-quarter 2026 financial results, raises full year guidance, and highlights momentum of new medicines

•Revenue in Q1 2026 increased 56% to $19.8 billion primarily driven by volume growth, partially offset by lower realized prices from Mounjaro and Zepbound.
•Q1 2026 EPS increased by 170% to $8.26 on a reported basis and increased by 156% to $8.55 on a non-GAAP basis. The Q1 2026 reported and non-GAAP EPS included $0.52 of acquired IPR&D charges compared to $1.72 in Q1 2025.
•Increased 2026 full-year revenue guidance to be in the range of $82.0 billion to $85.0 billion and non-GAAP EPS guidance to be in the range of $35.50 to $37.00.
•Regulatory progress included U.S. FDA approval of Foundayo (orforglipron) for adults with obesity, or overweight with weight-related medical problems.
•Pipeline progress included positive Phase 3 results from Foundayo (orforglipron) in adults with type 2 diabetes and obesity or overweight at increased cardiovascular risk, Jaypirca in combination with venetoclax and rituximab in relapsed or refractory CLL or SLL, Taltz and Zepbound used together for adults with psoriasis and obesity or overweight, and retatrutide in type 2 diabetes.
•Business development activity included the agreements to acquire Orna Therapeutics, Centessa Pharmaceuticals plc., Kelonia Therapeutics, and Ajax Therapeutics.
•Company announces planned Investment Community Meeting for December 7, 2026

INDIANAPOLIS, April 30, 2026 - Eli Lilly and Company (NYSE: LLY) today announced its financial results for the first quarter of 2026 and provided updated 2026 financial guidance.

"2026 is off to a strong start, we delivered 56% revenue growth in the first quarter and raised our full-year revenue guidance by $2 billion," said David A. Ricks, Lilly chair and CEO. “A key milestone was the U.S. FDA approval of Foundayo—the only approved GLP-1 pill that can be taken any time of day, without food and water restrictions. Foundayo will meaningfully expand the number of people who can benefit from GLP-1s. We also delivered pipeline progress across all four therapeutic areas and continued investing in Lilly's future growth through four acquisitions.”

Eli Lilly and Company | Lilly Corporate Center | Indianapolis, Indiana 46285 | U.S.A.

Financial Results

$ in millions, except per share data	First-Quarter
	2026	2025	% Change
Revenue	$19,799	$12,729	56%

Net income – Reported	7,396	2,759	168%
Earnings per share – Reported	8.26	3.06	170%

Net income – Non-GAAP	7,663	3,004	155%
Earnings per share – Non-GAAP	8.55	3.34	156%

A discussion of the non-GAAP financial measures is included below under "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)."

First-Quarter Reported Results
In Q1 2026, worldwide revenue was $19.8 billion, an increase of 56% compared with Q1 2025, driven by a 65% increase in volume, partially offset by a 13% decrease due to lower realized prices. Key Products1 revenue grew to $13.4 billion in Q1 2026, led by Mounjaro and Zepbound. Key Products revenue in the Immunology, Oncology, and Neuroscience therapeutic areas grew 160% in Q1 2026 compared to Q1 2025.

Revenue in the U.S. increased 43% to $12.1 billion, driven by a 49% increase in volume, partially offset by a 7% decrease due to lower realized prices. The increase in U.S. volume was driven by Zepbound and Mounjaro and the decline in realized prices was primarily driven by Zepbound and Taltz.

Revenue outside the U.S. increased 81% to $7.7 billion, driven by a 95% increase in volume, partially offset by a 25% decrease due to lower realized prices. The lower realized prices outside the U.S. were driven primarily by the addition of Mounjaro to the National Reimbursed Drug List (NRDL) in China. The volume increase outside the U.S. was driven by Mounjaro. Jardiance revenue outside the U.S. included one-time benefits of $250 million in Q1 2026 compared to $370 million in Q1 2025, associated with the company's collaboration with Boehringer Ingelheim.

1 The Company currently defines Key Products as Ebglyss, Inluriyo, Jaypirca, Kisunla, Mounjaro, Omvoh, and Zepbound. Effective Q1 2026, Verzenio is excluded from Key Products.

2

Gross margin increased 54% to $16.2 billion in Q1 2026. Gross margin as a percent of revenue was 81.9%, a decrease of 0.6 percentage points versus the same quarter last year. The change was primarily driven by lower realized prices.

In Q1 2026, research and development expenses increased 28% to $3.5 billion, or 18% of revenue, driven by continued investments in the company's early and late-stage portfolio.

Marketing, selling, and administrative expenses increased 19% to $2.9 billion in Q1 2026, primarily driven by promotional efforts supporting ongoing and planned launches.

In Q1 2026, the company recognized acquired in-process research and development (IPR&D) charges of
$584 million compared with $1.6 billion in Q1 2025. The Q1 2025 charges primarily related to the acquisition of Scorpion Therapeutics, Inc.'s PI3Kα inhibitor program STX-478.

Asset impairment, restructuring and other special charges of $279 million in Q1 2026 were primarily related to litigation matters. In Q1 2025, there was a charge of $35 million related to intangible asset impairments.

The effective tax rate was 16.4% in Q1 2026 compared with 20.2% in Q1 2025, primarily driven by the unfavorable tax impact of a non-deductible acquired IPR&D charge in Q1 2025. The 2026 and 2025 effective tax rates were impacted by net discrete tax benefits in each period.

In Q1 2026, net income and earnings per share (EPS) were $7.4 billion and $8.26, respectively, compared with net income of $2.8 billion and EPS of $3.06 in Q1 2025. EPS in Q1 2026 and Q1 2025 included acquired IPR&D charges of $0.52 and $1.72, respectively.

First-Quarter Non-GAAP Measures
On a non-GAAP basis, Q1 2026 gross margin increased 54% to $16.4 billion. Gross margin as a percent of revenue was 82.6%, a decrease of 0.9 percentage points versus the same quarter last year. The change was primarily driven by lower realized prices.

The non-GAAP effective tax rate was 16.5% in Q1 2026 compared with 20.2% in Q1 2025, primarily driven by the unfavorable tax impact of a non-deductible acquired IPR&D charge in Q1 2025. The 2026 and 2025 effective tax rates were impacted by net discrete tax benefits in each period.

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On a non-GAAP basis, Q1 2026 net income and EPS were $7.7 billion and $8.55, respectively, compared with net income of $3.0 billion and EPS of $3.34 in Q1 2025. Non-GAAP EPS in Q1 2026 and Q1 2025 included acquired IPR&D charges of $0.52 and $1.72, respectively.

For further detail on non-GAAP measures, see the reconciliation below as well as the "Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)" table later in this press release.

	First-Quarter
	2026	2025	% Change
Earnings per share (reported)	$8.26	$3.06	170%
Amortization of intangible assets	.11	.11
Asset impairment, restructuring and other special charges	.25	.03
Net losses (gains) on investments in equity securities	(.07)	.13
Earnings per share (non-GAAP)	$8.55	$3.34	156%

Acquired IPR&D	.52	1.72	(70)%
Numbers may not add due to rounding

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Selected Revenue Highlights

(Dollars in millions)	First-Quarter
Selected Products	2026	2025	% Change
Mounjaro	$8,662	$3,842	125%
Zepbound(1)	4,160	2,312	80%
Jaypirca	165	92	79%
Ebglyss	145	60	141%
Kisunla	124	22	NM
Omvoh	80	37	115%
Inluriyo	35	—	NM

Total Revenue	19,799	12,729	56%

(1) Tirzepatide is marketed for obesity under the brand name Zepbound in Canada, Japan, and the United States.
NM - not meaningful

Mounjaro
For Q1 2026, worldwide Mounjaro revenue increased 125% to $8.7 billion. U.S. revenue was $4.2 billion, an increase of 59%, reflecting strong demand, partially offset by lower realized prices. Lower realized prices were partially offset by a favorable one-time adjustment to estimates for rebates and discounts in Q1 2026. Revenue outside the U.S. increased to $4.4 billion compared with $1.2 billion in Q1 2025, primarily driven by volume growth, partially offset by lower realized prices driven by the addition of Mounjaro to the NRDL within the China market.

Zepbound
For Q1 2026, U.S. Zepbound revenue increased 79% to $4.1 billion, compared with $2.3 billion in Q1 2025, primarily driven by strong demand, partially offset by lower realized prices, including previously announced reductions in cash pay prices. Lower realized prices were partially offset by a favorable one-time adjustment to estimates for rebates and discounts in Q1 2026.

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Lilly shared numerous updates recently on key regulatory, clinical, business development and other events, including:

Regulatory	FDA approves Lilly's Foundayo™ (orforglipron), the only GLP-1 pill for weight loss that can be taken any time of day without food or water restrictions (announcement)
Lilly's Olumiant (baricitinib) recommended by CHMP for approval of expanded use in the European Union for adolescents with severe alopecia areata (announcement)
Zepbound (tirzepatide), the most prescribed weight management medication in 2025, now available in multi-dose KwikPen (announcement)
Clinical	ACHIEVE-4, the longest Phase 3 study of Lilly's Foundayo (orforglipron) to date, reaffirmed its cardiovascular and overall safety profile as well as consistent improvements across key measures of cardiometabolic health (announcement)
Lilly's Jaypirca (pirtobrutinib) significantly extended progression-free survival when added to a venetoclax time-limited regimen in patients with previously treated CLL/SLL (announcement)
Phase 3b data presented at AAD Annual Meeting show Lilly's Taltz (ixekizumab) plus Zepbound (tirzepatide) delivered superior efficacy for adults with psoriatic arthritis and obesity (announcement)
Lilly's EBGLYSS (lebrikizumab-lbkz) delivered up to four years of durable disease control for patients with moderate-to-severe atopic dermatitis (announcement)
Lilly's triple agonist, retatrutide, demonstrated significant reductions in A1C and weight in first Phase 3 trial for treatment of type 2 diabetes (announcement)
Lilly's EBGLYSS (lebrikizumab-lbkz) is the first and only selective IL-13 inhibitor to deliver positive Phase 3 outcomes in patients aged six months to 18 years with moderate-to-severe atopic dermatitis (announcement)
Lilly's oral GLP-1, orforglipron, delivered superior blood sugar control and weight loss compared to oral semaglutide in head-to-head type 2 diabetes trial published in The Lancet (announcement)
Patients with Crohn's disease maintained steroid-free remission for three years with Lilly's Omvoh (mirikizumab-mrkz) (announcement)
Lilly's Taltz (ixekizumab) and Zepbound (tirzepatide) used together delivered superior efficacy in first-of-its-kind Phase 3b trial for adults with psoriasis and obesity or overweight (announcement)
Lilly's Retevmo (selpercatinib) delivers substantial event-free survival benefit as an adjuvant therapy in early-stage RET fusion-positive lung cancer (announcement)
Other	Lilly to acquire Ajax Therapeutics to advance outcomes for patients with myelofibrosis and polycythemia vera (announcement)
Lilly to acquire Kelonia Therapeutics to advance in vivo CAR-T cell therapies (announcement)
Foundayo™ (orforglipron), Lilly's new oral GLP-1 pill for weight loss, now available in the U.S. (announcement)
Lilly to acquire Centessa Pharmaceuticals to advance treatments for sleep-wake disorders (announcement)
Lilly Employer Connect platform launches with over fifteen independent program administrators offering tailored obesity coverage options to expand access to patients (announcement)
Lilly to acquire Orna Therapeutics to advance cell therapies (announcement)
For information on important public announcements, visit the news section of Lilly's website.

2026 Financial Guidance
In addition to providing guidance for GAAP revenue, Lilly provides guidance for certain non-GAAP measures.
The following table summarizes the company's updated full-year 2026 non-GAAP financial guidance, reflecting the strong revenue performance in Q1:

	Prior	Updated

Revenue	$80 to $83 billion	$82 to $85 billion

Performance Margin(1)(2)	46.0% to 47.5%	47.0% to 48.5%

Tax Rate(1)(3)	18% to 19%	Unchanged

Earnings per Share(1)(3)(4)	$33.50 to $35.00	$35.50 to $37.00

(1) Lilly does not provide reconciliations of forward-looking non-GAAP measures to the most directly comparable GAAP measures because comparable GAAP measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for a reconciliation. In particular, Lilly cannot reasonably predict certain items including net gains and losses on equity securities, asset impairment, acquisition or divestiture-related items, restructuring and other adjustments, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on Lilly's reported results in accordance with GAAP. See Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited) table below for additional Non-GAAP information.

(2) The company defines performance margin as gross margin less research and development and marketing, selling, and administrative expenses divided by revenue.
(3) Guidance does not include acquired in-process research and development (IPR&D) incurred after March 31, 2026.
(4) 2026 assumes shares outstanding of approximately 895 million and foreign currency exchange rate assumptions of 1.16 (Euro), 153 (Yen) and 7.1 (Yuan)

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Webcast of Conference Call
As previously announced, investors and the general public can access a live webcast of the Q1 2026 financial results conference call through a link on Lilly's website at investor.lilly.com/webcasts-and-presentations. The conference call will begin at 10 a.m. Eastern time today and will be available for replay via the website.

Non-GAAP Financial Measures
Certain financial information is presented on both a reported and a non-GAAP basis. Some numbers in this press release may not add due to rounding. Reported results were prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all revenue and expenses recognized during the periods. Historical non-GAAP measures reflect adjustments for the items described in the reconciliation tables later in the release. Related materials provide certain GAAP and non-GAAP figures excluding the impact of foreign exchange rates. Lilly recalculates current period figures on a constant currency basis by keeping constant the exchange rates from the base period. The company's 2026 financial guidance (other than revenue) is provided on a non-GAAP basis, as described in "2026 Financial Guidance" above. Non-GAAP measures are presented to provide additional insights into the underlying trends in the company's business.

About Lilly
Lilly is a medicine company turning science into healing to make life better for people around the world. We've been pioneering life-changing discoveries for nearly 150 years, and today our medicines help tens of millions of people across the globe. Harnessing the power of biotechnology, chemistry and genetic medicine, our scientists are urgently advancing new discoveries to solve some of the world's most significant health challenges: redefining diabetes care; treating obesity and curtailing its most devastating long-term effects; advancing the fight against Alzheimer's disease; providing solutions to some of the most debilitating immune system disorders; and transforming the most difficult-to-treat cancers into manageable diseases. With each step toward a healthier world, we're motivated by one thing: making life better for millions more people. That includes delivering innovative clinical trials that reflect the diversity of our world and working to ensure our medicines are accessible and affordable. To learn more, visit Lilly.com and Lilly.com/news. F-LLY

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Cautionary Statement Regarding Forward-Looking Statements
This press release and the related attachments contain management's intentions and expectations for the future, all of which are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "estimate", "project", "intend", "expect", "believe", "target", "plan", "anticipate", "may", "could", "aim", "seek", "will", "continue", and similar expressions are intended to identify forward-looking statements. Actual results may differ materially due to various factors. The following include some but not all of the factors that could cause actual results or events to differ from those anticipated, including the significant costs and uncertainties in the pharmaceutical research and development process, including with respect to the timing and process of obtaining regulatory approvals and the ability of the company's clinical trials to meet expectations; the impact and uncertain outcome of acquisitions and business development transactions and related costs; intense competition affecting the company's products, pipeline, or industry; market uptake of launched products and indications; continued pricing pressures and the impact of actions of governmental and private actors affecting pricing of, reimbursement for, and patient access to pharmaceuticals, or reporting obligations related thereto; the implementation of our voluntary agreement with the U.S. government related to drug pricing and access; Developments or uncertainties related to our or competitive products, including as may relate to safety or efficacy concerns; dependence on relatively few products or product classes for a significant percentage of the company's total revenue and a consolidated supply chain; the expiration of intellectual property protection for certain of the company's products and competition from generic and biosimilar products; the company's ability to protect and enforce patents and other intellectual property and changes in patent law or regulations related to data package exclusivity; information technology system inadequacies, inadequate controls or procedures, security breaches, or operating failures; unauthorized access, disclosure, misappropriation, or compromise of confidential information or other data stored in the company's information technology systems, networks, and facilities, or those of third parties with whom the company shares its data and violations of data protection laws or regulations; issues with product supply, regulatory approvals, or other negative outcomes stemming from manufacturing difficulties, disruptions, or shortages, including as a result of unpredictability and variability in demand, labor shortages, third-party performance, quality, cyber-attacks, or regulatory actions related to the company's and third-party facilities; reliance on third-party relationships and outsourcing arrangements; the use of artificial intelligence or other emerging technologies in various facets of the company's operations, including partnerships related to the use of, or the sharing of such technologies with third parties, which may exacerbate competitive, regulatory, litigation, cybersecurity, and other risks; the impact of global macroeconomic conditions, including uneven economic growth or downturns or uncertainty, trade and other global disputes and interruptions, including related to tariffs, trade protection measures, and similar restrictions, international tension, conflicts, regional dependencies, or other costs, uncertainties, and risks related to engaging in business globally; fluctuations in foreign currency exchange rates, changes in interest rates and inflation or deflation; significant and sudden declines or volatility in the trading price of the company's common stock and market capitalization; litigation, investigations, or other similar proceedings involving past, current, or future products, activities, or intellectual property; changes in tax law and regulations, tax rates, or events that differ from our assumptions related to tax positions; regulatory changes, developments, and uncertainty; regulatory oversight and actions regarding the company's operations and products; regulatory compliance problems or government investigations; risks from the proliferation of counterfeit, misbranded, adulterated, or illegally compounded products; actual or perceived deviation from environmental-, social-, or governance-related requirements or expectations; asset impairments and restructuring charges; and changes in accounting and reporting standards. For additional information about the factors that could cause actual results or events to differ materially from forward-looking statements, please see the company's latest Form 10-K and subsequent Forms 8-K and 10-Q filed with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements contained in this press release and the related attachments, which, except as otherwise noted, speak only as of the date of this release. Except as is required by law, the company expressly disclaims any obligation to publicly release any revisions to forward-looking statements contained in this press release and the related attachments to reflect events or circumstances after the date of this release.

    #    #    #

Website Information

The information contained on, or that may be accessed through, our website or any third-party website is not incorporated by reference into, and is not a part of, this earnings release.

Trademarks and Trade Names

All trademarks or trade names referred to in this press release are the property of the company, or, to the extent trademarks or trade names belonging to other companies are referenced in this press release, the property of their respective owners. Solely for convenience, the trademarks and trade names in this press release are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that the company or, to the extent applicable, their respective owners will not assert, to the fullest extent under applicable law, the company's or their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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Eli Lilly and Company
Operating Results (Unaudited) – REPORTED
(Dollars in millions, except per share data; numbers may not add due to rounding)

	Three Months Ended
	March 31,
	2026	2025	% Chg.

Revenue	$19,799	$12,729	56%

Cost of sales	3,577	2,225	61%
Research and development	3,510	2,734	28%
Marketing, selling, and administrative	2,934	2,468	19%
Acquired IPR&D	584	1,572	(63)%
Asset impairment, restructuring and other special charges	279	35	NM
Operating income	8,915	3,695	141%

Net interest income (expense)	(253)	(195)
Net other income (expense)	188	(44)
Other income (expense)	(65)	(239)	(73)%

Income before income taxes	8,850	3,456	156%
Income tax expense	1,454	697	109%

Net income	$7,396	$2,759	168%

Earnings per share - diluted	$8.26	$3.06	170%

Dividends paid per share	$1.73	$1.50	15%
Weighted-average shares outstanding (thousand) - diluted	895,918	900,604

NM – not meaningful

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Eli Lilly and Company
Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data; numbers may not add due to rounding)

	Three Months Ended March 31,
	2026	2025
Gross Margin - As Reported	$16,222	$10,504

Increase for excluded items:
Amortization of intangible assets (Cost of sales)(1)	128	123

Gross Margin - Non-GAAP	$16,350	$10,627

Gross Margin as a percent of revenue - As Reported	81.9%	82.5%
Gross Margin as a percent of revenue - Non-GAAP(2)	82.6%	83.5%

1.Excludes amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
2. Non-GAAP gross margin as a percent of revenue reflects the gross margin effects of the adjustments presented above.

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Reconciliation of GAAP Reported to Selected Non-GAAP Adjusted Information (Unaudited)
(Dollars in millions, except per share data; numbers may not add due to rounding)

	Three Months Ended March 31,
	2026	2025
Net income - Reported	$7,396	$2,759

Increase (decrease) for excluded items:
Amortization of intangible assets (Cost of sales)(1)	128	123
Asset impairment, restructuring and other special charges(2)	279	35
Net (gains) losses on investments in equity securities (Other income/expense)	(79)	152
Corresponding tax effects (Income taxes)	(61)	(65)

Net income - Non-GAAP	$7,663	$3,004

Effective tax rate - Reported	16.4%	20.2%
Effective tax rate - Non-GAAP(3)	16.5%	20.2%
Earnings per share (diluted) - Reported	$8.26	$3.06
Earnings per share (diluted) - Non-GAAP	$8.55	$3.34

1.Excludes amortization of intangibles primarily associated with costs of marketed products acquired or licensed from third parties.
2. For the three months ended March 31, 2026, excluded charges primarily related to litigation matters. For the three months ended March 31, 2025, excluded charges related to intangible asset impairments.
3. Non-GAAP tax rate reflects the tax effects of the adjustments presented above.

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